Exhibit 99.1
NEWS RELEASE

One North Central Avenue, Phoenix, AZ 85004 (602) 366-8100

For Immediate Release
Media:	Peter J. Faur
(602) 366-7993

Investors:	Stanton K. Rideout
(602) 366-8589
Phelps Dodge Updates 2005 Fourth Quarter Outlook
PHOENIX, Jan. 10, 2006 — Phelps Dodge Corp. (NYSE:PD) today announced it has updated earnings guidance for the 2005 fourth quarter to a range of $1.00 to $1.30 per share, which includes a net special charge of approximately $2.05 per share, from previous guidance given on Oct. 27 of $4.15 to $4.40 per share, which included a net special charge of 23 cents per share. The updated guidance takes into account higher copper prices for the period, associated adverse accounting effects of the company’s 2005-2007 copper price protection programs, and production and sales shortfalls of copper and molybdenum. It also recognizes several special items that had not been determined at the time of previous guidance, such as taxes on cash repatriated primarily from the company’s South American mining operations and charges associated with the announced sales of the company’s specialty chemicals unit and its North American magnet wire assets.
Phelps Dodge’s total cash balance at year-end 2005 will be approximately $1.9 billion, which includes approximately $1.6 billion for Phelps Dodge’s account and the balance for the accounts of its minority partners. The approximate $400 million reduction from the guidance of Oct. 27 comes primarily from contributing $200 million to recently established trusts for postretirement medical and life insurance benefit obligations, contributing $100 million to a recently established trust for environmental reclamation and remediation obligations, and paying approximately $150 million for taxes and minority partners’ share of dividends from cash repatriation.
Major factors leading to the updated earnings guidance include:
•	Offsets to average copper prices that are higher than those upon which the company based previous guidance. Copper prices during the fourth quarter averaged $1.95 per pound on the London Metal Exchange (LME) and $2.03 per pound on the New York Commodity Exchange (COMEX), while fourth quarter guidance was based on a projection of $1.80 per pound. The positive effects of these improved prices will be more than offset by the impact of the company’s previously disclosed price protection programs, which are expected to reduce fourth quarter operating earnings by approximately $200 million. Approximately 96 percent of this amount is associated with 2006 and 2007 price protection programs.
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Phelps Dodge — Earnings Update	Page 2 of 2
The combined effects are expected to result in a net decrease in operating earnings for the quarter of approximately $30 million. These negative accounting results will not be accompanied by significant adverse cash impacts in the fourth quarter. Further, while actual results of Phelps Dodge’s 2006 and 2007 price protection programs will not be known until the end of those periods, if the early January LME forward price curve for copper were to be realized in 2006, it would exceed the expected 2005 average copper price by approximately 30 cents per pound, generating a meaningful benefit to the company’s 2006 earnings and cash flows.

•	Shortfalls in copper production and molybdenum sales. Total copper production in the 2005 fourth quarter was 613 million pounds, which was 37 million pounds below the low end of previous guidance. Phelps Dodge-produced copper sales in the period were 623 million pounds, 7 million pounds below the low end of Oct. 27 guidance. The copper production shortfall is attributable mainly to a delay in realizing higher ore grades expected at the Candelaria mine in Chile. Phelps Dodge-produced molybdenum sales and production were approximately 1 million pounds below guidance of 15.5 million pounds because demand in the European metallurgical market has been weaker than expected. The combined impact on sales and costs is expected to reduce operating earnings for the fourth quarter by approximately $120 million to $140 million.

•	Income taxes. Income tax benefits resulting from the projected earnings reductions previously discussed together with other positive and negative adjustments in the period will reduce the 2005 fourth quarter tax provision by a net amount of approximately $20 million to $30 million. Most of this change in income taxes has no cash impact in the period.

•	Special items not previously included in the earnings guidance. Special items (after taxes and minority interest) arising in the 2005 fourth quarter that had not been determined at the time of previous guidance include provisions for taxes associated with the repatriation of cash from prior years’ earnings at certain international locations (approximately $120 million), impairments and other items associated with the planned sales of the company’s specialty chemicals unit and its North American magnet wire assets (approximately $56 million), and certain non-cash environmental and impairment provisions (approximately $31 million, or $8 million more than previous guidance). Total net charges (after taxes and minority interest) for special items and discontinued operations are expected to approximate $207 million in the 2005 fourth quarter, compared with Oct. 27 guidance of $23 million. Approximately $130 million of these special items has no cash impact in the period.
Phelps Dodge Corp. is one of the world’s leading producers of copper and molybdenum, the largest producer of molybdenum-based chemicals and continuous-cast copper rod, and among the leading producers of magnet wire and carbon black. The company and its two divisions, Phelps Dodge Mining Co. and Phelps Dodge Industries, employ approximately 15,500 people worldwide.
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This news release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. In addition to the risks and uncertainties noted in this news release, there are certain factors that could cause results to differ materially from those anticipated by some of the statements made. These factors include those listed in Management’s Discussion and Analysis of Financial Condition and Results of Operations in the company’s most recently filed quarterly reports on Form 10-Q and annual report on Form 10-K. The company expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the company’s expectations with regard thereto or any change in events, conditions or circumstances on which any statement is based.